Exhibit 12.1

                        CHARTWELL RE HOLDINGS CORPORATION

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                       Chartwell Re Corporation
                                                            (Predecessor)
                                                       -------------------------
                                                Year ended December 31,
                                     -------------------------------------------
                                       1997    1996     1995     1994    1993
                                       ----    ----     ----     ----    ----

Earnings Before Fixed Charges:
Income (loss) from continuing
 operations before minority interest,
 extraordinary item and income taxes. $40,501  $31,706  $8,939  $(5,120)  $6,763
Interest and debt expense...........    9,057    7,367   7,734    6,580    4,662
Interest portion of rental expense..      943      462     244      224      182
                                      -------  -------  ------   ------  -------
Earnings before fixed charges.......  $50,501  $39,535 $16,917   $1,684  $11,607
                                      =======  =======  ======   ======  =======

Fixed Charges:
Interest and debt expense...........  $ 9,057   $7,367  $7,734   $6,580  $ 4,662
Interest portion of rental expense..      943      462     244      224      182
                                      -------   ------  ------   ------  -------
Fixed charges.......................  $10,000   $7,829  $7,978   $6,804  $ 4,844
                                      =======   ======   ======   ======  ======
Ratio of earnings to fixed charges..    5.05x    5.05x    2.12x    0.25x   2.40x
                                        ====     ====     ====     ====    ====